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                                                                                                                    EXHIBIT 11



                                           MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                            COMPUTATION OF EARNINGS PER COMMON SHARE
                                             (in millions, except per share amounts)



                                                              FOR THE THREE MONTHS ENDED             FOR THE NINE MONTHS ENDED
                                                             ----------------------------           --------------------------
                                                             SEPT. 29,            SEPT.24,          SEPT. 29,         SEPT. 24,
                                                                 2000                1999               2000              1999
                                                             --------            --------           --------          --------
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EARNINGS

Net earnings                                                  $   885             $   579            $ 2,907           $ 1,900
Preferred stock dividends                                         (10)                 (8)               (29)              (28)
                                                              -------             -------            -------           -------
Net earnings  applicable to  common stockholders              $   875             $   571            $ 2,878           $ 1,872
                                                              =======             =======            =======           =======

WEIGHTED-AVERAGE SHARES OUTSTANDING                             805.9               757.9              793.7             752.4
                                                              -------             -------            -------           -------

EFFECT OF DILUTIVE INSTRUMENTS
  Employee stock options                                         75.2                54.2               67.7              58.7
  FCCAAP shares                                                  30.6                32.4               29.4              32.9
  Restricted units                                               17.3                10.8               14.1              10.6
  ESPP shares                                                       -                   -                0.1               0.1
                                                              -------             -------            -------           -------
  DILUTIVE POTENTIAL COMMON SHARES                              123.1                97.4              111.3             102.3
                                                              -------             -------            -------           -------

TOTAL WEIGHTED-AVERAGE DILUTED SHARES                           929.0               855.3              905.0             854.7
                                                              =======             =======            =======           =======

BASIC EARNINGS PER SHARE                                      $  1.09             $  0.75            $  3.63           $  2.49
                                                              =======             =======            =======           =======

DILUTED EARNINGS PER SHARE                                    $  0.94             $  0.67            $  3.18           $  2.19
                                                              =======             =======            =======           =======


Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting and the 2-for-1 common stock split paid on August 31, 2000.

      Basic and diluted earnings per share are based on actual numbers before rounding.

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